Exhibit 99.1
For Release at 9am Eastern, Oct 27 2005

Investor Contact:	Harry Hagerty, CFO
(702) 262-5003

Media Contact:	Kristi Gooden
Katcher Vaughn & Bailey Communications
(615) 248-8202
Global Cash Access Announces Third Quarter 2005 Financial Results
(Las Vegas, NV — October 27, 2005 — NYSE:GCA) — Global Cash Access Holdings, Inc. (“GCA” or the “Company”) today announced financial results for the quarter and nine months ended September 30, 2005.
Operating results in the periods discussed in this press release were affected by several items that the Company considers to be unusual in nature. In order to enhance investor understanding of the underlying trends in our business and in order to provide for better comparability between periods in different years, the Company is providing adjusted results on a supplemental basis. Reconciliations between GAAP measures and non-GAAP measures and between actual results and adjusted results are provided at the end of this press release.
For the quarter ended September 30, 2005, adjusted revenues were $117.8 million, an increase of 10.9% over the $106.2 million in revenues recorded in the same quarter last year. Adjusted EBITDA was $25.1 million, approximately equal to the amount realized in the 2004 period. Adjusted net income was $7.0 million in Q3 2005, a decrease of 12.2% from Q3 2004. Adjusted cash earnings, which reflect the amortization of the acquired goodwill realized in the Company’s 2004 recapitalization transactions, were $11.0 million in Q3 2005 as compared to $11.8 million in Q3 2004. Adjusted cash earnings per diluted share were $0.15 in Q3 2005 as compared to $0.16 in Q3 2004. Adjusted cash earnings for Q3 2005 were in line with the Company’s expectations.
For the three months ended September 30, 2005, the following items affected financial results.
•	Hurricanes Katrina and Rita resulted in our customers in Mississippi and Louisiana being closed for some portions of the months of August and September. Some of these customers remain closed indefinitely. We estimate that these closures reduced our revenues in the quarter by $1.2 million over what we would normally have expected. Assuming a gross margin of 32% on those lost revenues, gross profit was adversely affected by $383 thousand. In addition, operating expenses in the third quarter of 2005 include an impairment loss of approximately $45 thousand for equipment that was lost or permanently damaged in the hurricanes. All cash at risk during the hurricanes was recovered.

•	Commission expense (a component of Cost of Revenues) was adversely affected in the third quarter of 2005 by two payments to customers regarding contract terms and conditions. The Company believes it was and is in full compliance with the provisions of the relevant contracts with those two customers. However, in view of the longstanding good relationship with these two customers, the Company agreed to provide additional commissions amounting to a total of $1.6 million to these two customers.

•	Operating expenses in the third quarter of 2005 reflected the write-off of a receivable from a check services provider in the amount of $1.1 million.

•	Operating expenses in the third quarter of 2005 also included significant legal expenses associated with the Company’s patent infringement lawsuit regarding its “3-in-1 Rollover” patent. For the three months and nine months ended September 30, 2005, legal fees incurred in this effort were $815 thousand and $1.5 million, respectively. The Company intends to continue to incur these expenses until such time as a satisfactory resolution of the matter is concluded.
“The third quarter was a period of great events for GCA,” commented Kirk Sanford, President and Chief Executive Officer of GCA. “The business performed as we expected it to in spite of significant dislocation on the Gulf Coast. On the new customer front, we added Rank and MGM MIRAGE, the number one and two companies in their markets, respectively, as future customers. On the new product front, we saw continued growth in the installed base of our redemption kiosk product, and a very high level of customer interest in our EDITH product. And on the new markets front, we signed our first contracts in Switzerland and made progress on our infrastructure for Asia. Finally, we completed our initial public offering of common stock and expect to use most of the proceeds to further reduce indebtedness. As we move into the last quarter of 2005 and look out to 2006, we feel we are in a very strong position to address the additional opportunities that lie in front of us.”
Highlights of the Quarter
•	Recorded revenue of $116.6 million ($117.8 million adjusted), the highest quarterly total ever recorded by the Company.

•	Posted adjusted EBITDA of $25.1 million.

•	Key metrics increased year over year despite hurricane disruption
•	Same store sales up 8.3%

•	Cash advance dollar volume up 6.9%

•	ATM transaction volume up 7.8%
•	Selected by MGM MIRAGE to provide ATM, Cash Advance, Central Credit and other services on a corporate-wide basis (definitive contracts are currently being negotiated).

•	Renewed contracts with Boyd Gaming for five years.

•	Signed contracts with five casinos in Switzerland, marking GCA’s entrance into continental Europe.

•	3-in-1 Enabled QuickJack Plus redemption kiosk installations reached 60 units.

•	Completed an initial public offering of common stock, raising $130.9 million in net proceeds to the Company (including the over-allotment option and after underwriting discounts and commissions).
With respect to the financing activities, Harry Hagerty, GCA’s Chief Financial Officer, stated, “With the funds raised in the IPO, we will significantly reduce our indebtedness. In addition to the previously announced redemption of $82.3 million in principal amount of our senior subordinated notes, we have also committed to prepay an additional $20.0 million of our senior secured term loan on October 31. Pro forma for those reductions, total debt at September 30, 2005, would have been $338.9 million and our pro forma Debt/EBITDA ratio was 3.6x.”
GAAP Results
For the third quarter of 2005, total revenues were $116.6 million, an increase of 9.8% over the third quarter of 2004. Operating Income in the 2005 quarter was $18.2 million, a decrease of 16.1% from the same period in 2004. Net Income in the 2005 quarter was $4.5 million, down 33.0% from the third quarter of 2004. Diluted earnings per share were $0.06 in the third quarter of 2005 as compared to $0.09 in the third quarter of 2004.

For the nine months ended September 30, 2005, total revenues were $338.7 million, an increase of 12.4% over the nine months ended September 30, 2004. Operating Income in the first nine months of 2005 was $61.0 million, an increase of 11.6% over the comparable 2004 period. Net Income in the first nine months of 2005 was $18.5 million as compared to $235.3 million in the same period in 2004. Diluted earnings per share were $0.26 for the first nine months of 2005, compared to $3.29 in the first nine months of 2004.
Third Quarter Results of Operations
Total revenues increased 9.8% from $106.2 million in the third quarter of 2004 to $116.6 million in the third quarter of 2005. Same-store revenues for Cash Advance and ATM revenue increased 8.3%.
The following is a comparison of selected revenue components for the third quarter of 2005 to the same period in 2004:
•	Cash advance revenues were up 8.1%, from $55.8 million to $60.3 million. Cash disbursed increased 6.9%, from $1.10 billion to $1.18 billion. The number of transactions declined 2.3%, from 2.3 million to 2.2 million. The average transaction amount increased from $480.24 to $525.85. The average fee increased from 5.07% to 5.13%. Average revenue per transaction increased 10.7% from $24.35 to $26.95.

•	ATM revenues increased 13.0%, from $41.2 million to $46.6 million. The number of transactions increased 7.8% from 13.8 million to 14.9 million. Cash disbursed was $2.54 billion compared to $2.21 billion, an increase of 15.1%. Average revenue per transaction increased 4.7% from $2.98 to $3.12.

•	Check services revenues were $7.1 million, an increase of 9.4% from $6.5 million. The face amount of checks warranted increased by 25.9%, from $240.6 million to $302.8 million. The number of check warranty transactions grew 10.4%, from 1.1 million to 1.2 million. The average face amount per check warranted grew from $217.20 to $247.62, an increase of 14.0%. The average check warranty fee declined from 2.45% to 2.19%. Average check warranty revenue per transaction grew 1.9% from $5.32 to $5.42.

•	Central Credit and other revenues declined 1.5%, from $2.7 million to $2.6 million. The decrease is principally related to a decline in Central Credit revenues.
Cost of revenues increased 13.6% in the quarter to $81.3 million from $71.6 million in the third quarter of 2004. Adjusted for 1) the estimated cost of revenue on revenue lost to the two hurricanes and 2) the extra payments made to two customers, cost of revenues would have been $80.5 million.
Commissions, the largest component of cost of revenues, increased 13.0%. Excluding the two extra commission payments, commissions would have increased 9.6%. Interchange increased 14.1%, driven by the increase in cash advance volumes as well as higher interchange rates in 2005 compared to the same period in 2004.
Gross margin was 30.3% in the third quarter of 2005 as compared to 32.6% in the third quarter of 2004. On an adjusted basis, gross margin in the third quarter of 2005 would have been 31.7%
Operating expenses increased 47.6% from $9.6 million in the third quarter of 2004 to $14.1 million in the current quarter. Adjusted operating expenses were $12.2 million. Operating expenses for all of 2005 reflect additions in staffing and programs in order to meet the Company’s requirements as a publicly reporting entity, including costs associated with Section 404 of

Sarbanes-Oxley. Adjusted operating expenses of $12.2 million compare to operating expenses of $11.9 million and $12.2 million in Q1 and Q2 of 2005, respectively.
EBITDA margin was 18.2% in the third quarter of 2005 as compared to 23.6% in the same period of 2004. Adjusted EBITDA margin in the third quarter of 2005 was 21.3%.
Depreciation and amortization expense declined 11.9% from $3.4 million in the third quarter of 2004 to $3.0 million in the third quarter of 2005.
Interest income was $368 thousand in Q3 2005, a decrease of 4.2% from the comparable 2004 period.
Interest expense in the third quarter of 2005 was $11.7 million as compared to $9.6 million in the third quarter of 2004. Interest expense related to ATM funding increased $1.6 million as a result of higher borrowing rates in 2005. Interest on the Company’s senior secured credit facilities and senior subordinated notes was $8.8 million in the third quarter of 2005 as compared to $8.3 million in the corresponding 2004 period. The increase reflects lower average borrowings on the senior secured credit facilities which were more than offset by higher interest rates on those facilities.
Income tax provision in the third quarter of 2005 was $2.5 million as compared to $5.8 million in the 2004 period. The 2005 and 2004 Q3 provisions reflect an expected annual effective tax rate of 36%. The 2004 period also reflects an additional expense of $1.3 million related to a reduction in the initial starting balance of the Company’s deferred tax asset. This reduction was necessitated by additional information received in the Q3 2004 period.
Balance Sheet
At September 30, 2005, the Company had cash and cash equivalents of $137.3 million. Settlement receivables were $18.9 million and settlement liabilities were $20.0 million.
Total borrowings at September 30, 2005, were $441.2 million, consisting of $206.2 million of borrowings under the Company’s senior secured credit facilities and $235 million face amount of 8 3/4% senior subordinated notes. During the third quarter of 2005, the Company made a $2.8 million mandatory repayment of the term loan component of its senior secured credit facilities.
During the quarter the Company gave notice of its intention to redeem $82.25 million in principal amount of its 8 3/4% senior subordinated notes. The redemption will take place on October 31, 2005. In connection with that redemption, the Company will also pay $7.2 million in redemption premium and $0.9 million in accrued interest on the redeemed notes through the redemption date. In connection with the redemption, the Company will write off approximately $2.3 million of the deferred financing costs associated with the notes. As a result of the premium being paid and the write off of the deferred financing costs, the Company will record a loss on early retirement of debt of approximately $9.5 million in the fourth quarter of 2005. This loss will be classified as interest expense.
On October 26, 2005, the Company gave notice of its intention to prepay $20.0 million of the outstanding principal amount of the term loan component of its senior secured credit facilities. No premium is being paid in connection with this prepayment.
The Company made investments of $11.9 million and $0.2 million for the three months ended September 30, 2005 and 2004, respectively. Investments in the 2005 period include the $10 million purchase of the “3-in-1 Rollover” patent, as well as purchases of computer and communications hardware and software. Investments were $15.0 million and $3.0 million for the nine months ended September 30, 2005 and 2004, respectively. The Company’s senior secured credit facilities provide for an annual limit on capital expenditures of $8 million (excluding the “3-in-1 Rollover” patent purchase).
Financial Guidance
The Company believes that the following trends will characterize its long-term financial performance, excluding unusual items.
•	Annual revenue growth of 10-14%.

•	Gross margins in the 31-32% range.

•	Operating expenses at a $48 million run rate in 2005 (excluding unusual legal expenses), growing at approximately 5% annually in 2006 and beyond.

•	Interest expense declining with paydown of debt

•	Book tax expense of 36%

•	Annual amortization of acquired goodwill for tax purposes resulting in annual cash taxes being $15.9 million lower than book tax expense every year through mid-year 2019.
For the fourth quarter of 2005, the Company currently expects revenues in a range of $107-$113 million, EBITDA in a range of $22-$24 million, and Adjusted Cash Earnings per Share in a range of $0.12 to $0.14. In the fourth quarter, the Company expects to record approximately $9.5 million of loss of the early retirement of debt. Including this expense, the Company expects Cash Earnings per Share in a range of $0.04 to $0.06.
For fiscal 2006, the Company currently expects revenues in a range of $500-$520 million, EBITDA in a range of $102-$108 million, and Cash Earnings per Share in a range of $0.62 to $0.66.
This financial guidance is given as of the date hereof and is based on factors and circumstances known to the Company at this time. Such factors and circumstances may change, and such changes may have an impact on the Company’s financial outlook. The Company is under no obligation to update its financial guidance.
Non-GAAP Financial Information
None of EBITDA, Adjusted EBITDA or Cash Earnings is a measure of financial performance under United States generally accepted accounting principles (“GAAP”). Accordingly, none of them should be considered a substitute for net income, operating income or other income or cash flow data prepared in accordance with GAAP. The Company believes that EBITDA, Adjusted EBITDA and Cash Earnings are widely-referenced financial measures in the financial markets. In addition, the Company has identified certain potential adjustments to its financial results that address income or expenses that the Company believes are unusual or non-recurring in nature. The Company believes that referencing EBITDA, Adjusted EBITDA and Cash Earnings and identifying unusual or non-recurring items is helpful to investors. Reconciliations between GAAP and non-GAAP measures and between actual and adjusted financial results are presented elsewhere in this press release.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as “going forward,” “believes,” “intends,” “expects,” “forecasts,” “anticipate,” “plan,” “seek,” “estimate” and similar expressions also identify forward-looking statements. Forward-looking statements in this press release include, without limitation:
•	our belief that certain expenses identified as unusual or non-recurring will not recur;

•	our belief that we are in a strong position to address additional opportunities;

•	our intention to continue pursuing the patent infringement lawsuit regarding our “3-in-1 Rollover” patent to a satisfactory conclusion;

•	our intention to retire $82.25 million in principal amount of our senior subordinated notes and to pay down a $20.0 million of our senior secured credit facilities on October 31, 2005;

•	our expectation of paying $7.2 million in redemption premium and $0.9 million in accrued interest and of writing off $2.3 million of deferred financing costs in connection with the retirement of $82.25 million in principal amount of our senior subordinated notes;

•	our belief that MGM MIRAGE will enter into a contract for certain of our services; and

•	our belief about the long-term financial trends that will characterize our business;

•	our financial guidance for Q4 2005 and for fiscal 2006.
Our beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to:
•	the unexpected recurrence of certain expenses that we considered to be non-recurring in nature;

•	the inability to control the timing and outcome of the litigation process;

•	changes in our competitive position or in the preferences of our customers that would make us not well-positioned to address new opportunities;

•	unforeseen developments which prevent us from completing our intended debt reductions;

•	our inability to enter into definitive contracts with MGM MIRAGE; and

•	changes in our expectations as to transaction volumes, transaction prices, commission rates, interchange rates, operating expenses, interest rates, tax rates and other factors which affect our operations.
The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading “Risk Factors” in our registration statement on Form S-1 (No. 333-123514) filed with the Securities and Exchange Commission, and are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.
About Global Cash Access Holdings, Inc.
Las Vegas-based Global Cash Access Holdings, Inc. is a holding company whose principal asset is the stock of Global Cash Access, Inc. (“GCA”). GCA is a leading provider of cash access systems and related marketing services to the gaming industry. For more information, please visit the Company’s Web site at www.globalcashaccess.com.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
REVENUES:
Cash advance	$60,298	$55,798	$175,009	$156,605
ATM	46,572	41,218	135,561	118,600
Check services	7,088	6,478	20,131	17,998
Central Credit and other revenues	2,637	2,676	8,020	8,049

Total revenues	116,595	106,170	338,721	301,252
COST OF REVENUES	81,305	71,552	230,014	201,935

GROSS PROFIT	35,290	34,618	108,707	99,317
Operating expenses	(14,118)	(9,565)	(38,162)	(34,437)
Amortization	(1,267)	(1,427)	(3,926)	(4,276)
Depreciation	(1,735)	(1,981)	(5,619)	(5,945)

OPERATING INCOME	18,170	21,645	61,000	54,659

INTEREST INCOME (EXPENSE), NET
Interest income	368	384	1,001	973
Interest expense	(11,651)	(9,608)	(33,411)	(22,849)

Total interest income (expense), net	(11,283)	(9,224)	(32,410)	(21,876)

INCOME BEFORE INCOME TAX (PROVISION) BENEFIT AND MINORITY OWNERSHIP LOSS	6,887	12,421	28,590	32,783
INCOME TAX (PROVISION) BENEFIT	(2,464)	(5,763)	(10,277)	202,319

INCOME BEFORE MINORITY OWNERSHIP LOSS	4,423	6,658	18,313	235,102
MINORITY OWNERSHIP LOSS	63	36	156	158

NET INCOME	$4,486	$6,694	$18,469	$235,260

Earnings per share
Basic	$0.12	$0.21	$0.55	$7.31

Diluted	$0.06	$0.09	$0.26	$3.29

Weighted average number of common shares outstanding
Basic	36,377	32,175	33,591	32,175
Diluted	72,500	71,500	71,980	71,500

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Cash Earnings, Adjusted EBITDA and EBITDA to Net Income
(amounts in thousands, except per share)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Adjusted EBITDA	$25,136	$25,053	$75,231	$64,880

Minus:

Estimated revenue lost from hurricanes	(1,198)	—	(1,198)	—
Additional commissions paid to customers	(1,621)	—	(1,621)	—
Write-off of check services receivable	(1,100)	—	(1,100)	—
Legal expense associated with patent infringement litigation	(815)	—	(1,537)	—
Casualty loss from hurricanes	(45)	—	(45)	—

Plus:

Estimated cost of revenues associated with lost revenue from hurricanes	815	—	815	—

EBITDA	$21,172	$25,053	$70,545	$64,880

Minus:

Depreciation	(1,735)	(1,981)	(5,619)	(5,945)
Amortization	(1,267)	(1,427)	(3,926)	(4,276)
Interest expense	(11,651)	(9,608)	(33,411)	(22,849)
Income tax (provision) benefit	(2,464)	(5,763)	(10,277)	202,319

Plus:

Interest income	368	384	1,001	973
Minority ownership loss	63	36	156	158

Net Income	$4,486	$6,694	$18,469	$235,260

Plus:
Deferred tax amortization related to acquired goodwill	3,970	3,768	11,910	6,280

Cash Earnings	$8,456	$10,462	$30,379	$241,540

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Actual to Adjusted Income Statement Items
(amounts in thousands, except per share)
(unaudited)

	Three Months Ended September 30, 2005				Three Months Ended September 30, 2004
	Actual	Adjustment	Adjusted	Notes	Actual	Adjustment	Adjusted	Notes
REVENUES:
Cash advance	$60,298	$774	$61,072	(a)	$55,798	$0	$55,798
ATM	46,572	266	46,838	(a)	41,218	0	41,218
Check services	7,088	138	7,226	(a)	6,478	0	6,478
Central Credit and other revenues	2,637	20	2,657	(a)	2,676	0	2,676

Total revenues	116,595	1,198	117,793		106,170	0	106,170

COST OF REVENUES	81,305	(806)	80,499	(b)(c)	71,552	0	71,552

GROSS PROFIT	35,290	2,004	37,294		34,618	0	34,618

Operating expenses	(14,118)	1,960	(12,158)	(d)	(9,565)	0	(9,565)
Amortization	(1,267)	0	(1,267)		(1,427)	0	(1,427)
Depreciation	(1,735)	0	(1,735)		(1,981)	0	(1,981)

OPERATING INCOME	18,170	3,964	22,134		21,645	0	21,645

INTEREST INCOME (EXPENSE), NET
Interest income	368	0	368		384	0	384
Interest expense	(11,651)	0	(11,651)		(9,608)	0	(9,608)

Total interest income (expense), net	(11,283)	0	(11,283)		(9,224)	0	(9,224)

INCOME BEFORE INCOME TAX (PROVISION) BENEFIT AND MINORITY OWNERSHIP LOSS	6,887	3,964	10,851		12,421	0	12,421

INCOME TAX (PROVISION) BENEFIT	(2,464)	(1,427)	(3,891)		(5,763)	1,291	(4,472)	(e)

INCOME BEFORE MINORITY OWNERSHIP LOSS	4,423	2,537	6,960		6,658	1,291	7,949
MINORITY OWNERSHIP LOSS	63	0	63		36	0	36

NET INCOME	4,486	2,537	7,023		6,694	1,291	7,985

Deferred Tax Amortization	3,970	0	3,970		3,768	0	3,768

CASH EARNINGS	$8,456	$2,537	$10,993		$10,462	$1,291	$11,753

Diluted Earnings per Share	$0.06		$0.10		$0.09		$0.11

Diluted Cash Earnings per Share	$0.12		$0.15		$0.15		$0.16

Weighted average number of common shares outstanding
Diluted	72,500	0	72,500		71,500	0	71,500

(a)	Estimated revenue loss from hurricanes (total $1,198)

(b)	Estimated increased cost of revenue associated with hurricane loss ($815)

(c)	Additional commission payments ($1,621)

(d)	Write off of check services receivable ($1,100), legal expenses ($815) and hurricane casualty loss ($45)

(e)	Adjustment in starting balance of deferred tax asset.
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